Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wilsons The Leather Experts Inc.:
We consent to the incorporation by reference in the registration statements No. 333-130279, 333-29837, 333-70793, 333-79301, 333-39304, 333-109976 and 333-109977 on Form S-8 and No. 333-117135 on Form S-3 of Wilsons The Leather Experts Inc., of our report dated April 11, 2008, with respect to the consolidated balance sheets of Wilsons The Leather Experts Inc. as of February 2, 2008 and February 3, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years then ended, and the related consolidated financial statement schedule which report appears in the February 2, 2008 Annual Report on Form 10-K of Wilsons The Leather Experts Inc.
Our report contains an explanatory paragraph that states that the Company’s recurring losses from operations and negative cash flows from operating activities raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our report dated April 11, 2008 notes that the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No.109,” as of February 4, 2007.
/s/ KPMG LLP
Minneapolis, Minnesota
April 11, 2008